EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-128691) on Form S-8 of Franklin Resources, Inc. of our report dated June 8, 2018, with respect to the statements of net assets available for benefits of the Franklin Templeton 401(k) Retirement Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related supplemental information as of December 31, 2017, appearing in this Annual Report (Form 11-K) of the Franklin Templeton 401(k) Retirement Plan.

/s/ Moss Adams LLP

San Francisco, California
June 8, 2018